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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
7/th/ Level, Inc.:


We consent to incorporation by reference in Registration Statements on Form S-8 (Nos. 333-10335, 333-10339, 333-65525, 033-87944 and 333-10341) and on Form S-3
(333-64365) of 7th Level, Inc. of our report dated January 30, 1998, related to the consolidated balance sheet of 7/th/ Level, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the two year period ended December 31, 1997, which report appears in the December 31, 1998 annual report on Form 10-K of 7th Level, Inc.

Our report dated January 30, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.




                                                          KPMG LLP


Dallas, Texas
March 29, 1999